UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2016

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3020 Callan Road San Diego, California	92121
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (858) 458-0900
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
As previously disclosed, on June 4, 2015, Cytori Therapeutics, Inc. (the "Company") received a deficiency letter from the staff (the "Staff") of The NASDAQ Stock Market LLC ("Nasdaq")  notifying the Company that it no longer meets NASDAQ's requirements for continued listing on The NASDAQ Global Market under Nasdaq Listing Rule 5450(a)(1) (the "Bid Price Rule"). The Company was provided until December 1, 2015 to regain compliance with such rules, and on December 3, 2015, the Company received another letter from Nasdaq notifying the Company that it had not regained compliance with such rules within the required time period. The Company appealed Nasdaq's decision to delist its common stock from The NASDAQ Global Market and, pursuant to applicable NASDAQ rules, the delisting of the Company's common stock has been stayed during the pendency of the appeal. As part of its appeal, the Company requested that the listing of its common stock be transferred from The NASDAQ Global Market tier to The NASDAQ Capital Market tier and that the Company be granted additional time to regain compliance with the Bid Price Rule.
On January 27, 2016, the Company received a decision from the Nasdaq Hearings Panel regarding its appeal, which grants the Company's request to transfer the listing of its common stock from The NASDAQ Global Market tier to The NASDAQ Capital Market tier, and grants the Company until May 31, 2016 to regain compliance with the Bid Price Rule. The Company's common stock will continue to trade under the symbol "CYTX" following the transfer of its listing to The NASDAQ Capital Market tier. The continued listing of the Company's common stock on The NASDAQ Capital Market tier is subject to its compliance with the Bid Price Rule on or before May 31, 2016, and its continued compliance with all other applicable rules for continued listing on The NASDAQ Capital Market.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

January 28, 2016	By:	/s/ Jeremy Hayden
Name: Jeremy Hayden
Title: General Counsel and VP of Business Development